SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15


          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
              Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934.

                    Commission File Number: [______________]

                                Saratoga Bancorp
                    ----------------------------------------
             (Exact name of registrant as specified in its charter)


        12000 Saratoga-Sunnyvale Road, Saratoga, CA 95070 (408) 973-1111
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, no par value
                         ------------------------------
            (Title of each class of securities covered by this Form)


                                      None
                         ------------------------------
           (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii)  [ ]
       Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)   [ ]
       Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii)  [ ]
       Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6            [ ]
       Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: None

     Pursuant to the requirements of the Securities Exchange Act of 1934, Saratoga Bancorp has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  January 6, 2000                  By:  /s/ James R. Kenny
                                             -----------------------------------
                                             President and Chief Executive
                                             Officer
                                             SJNB Financial Corp.
                                             Successor in Interest to
                                             Saratoga Bancorp